                                                                    Exhibit 10.a

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 15th day of January, 2004, by and between Conexant Systems, Inc., a Delaware corporation (the "Company"), and Dwight W. Decker (the "Chairman").

      WHEREAS, the Chairman is currently employed as Chairman of the Board and Chief Executive Officer of the Company;

         WHEREAS, pursuant to that Agreement and Plan of Reorganization dated as of November 3, 2003, as amended as of January 15, 2004 (the "Merger Agreement"), by and among the Company, Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Concentric Sub"), and GlobespanVirata, Inc., a Delaware corporation ("GlobespanVirata"), at the Effective Time (as defined in the Merger Agreement), Concentric Sub will be merged with and into GlobespanVirata (the "Merger"), with GlobespanVirata being the surviving corporation in the Merger as a wholly-owned subsidiary of the Company;

      WHEREAS, the Chairman is party to an Employment Agreement dated as of December 15, 1998 with the Company (the "Continued Agreement"); and

      WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Chairman's employment with the Company from and after the Effective Time;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment Agreement. On the terms and conditions set forth in this Agreement and subject to the consummation of the Merger, the Company agrees to continue to employ the Chairman, and the Chairman agrees to be employed by the Company, for the Employment Period set forth in Section 2 and in the position and with the duties set forth in Section 3. Terms used herein with initial capitalization are defined in Section 23. This Agreement shall only become effective at the Effective Time. At the Effective Time, this Agreement shall replace and supersede any other employment agreements or arrangements between the Chairman and the Company or any of its Affiliates or predecessors (other than the Continued Agreement) (the "Replaced Agreements"), which shall automatically be terminated as of the Effective Time and shall be of no further force or effect from and after the Effective Time. This Agreement shall be of no force or effect unless, and until, the Merger is consummated.

      2. Term. Unless earlier terminated pursuant to Section 8, the term of the Chairman's employment hereunder shall commence on the day on which the Effective Time occurs (the "Effective Date") and shall conclude on the later of (a) the third anniversary of the Effective Date and (b) the day on which the Chairman ceases to be a member of the Board (the "Employment Period").

      3. Position and Duties. The Chairman shall serve as non-executive Chairman of the Board during the Employment Period. As non-executive Chairman of the Board, the Chairman shall preside over all meetings of shareholders of the Company and of the Board, shall enforce the observance of the rules of order for meetings of shareholders and the Board, and shall render such services to the Company of the type customarily performed by persons serving in a similar capacity and as reasonably determined by the Board with regard to the Chairman's status and position within the Company, including those outlined in Appendix I attached hereto. The Chairman shall report to the Board. The Chairman shall devote the Chairman's reasonable best efforts to the performance of the Chairman's duties hereunder and the advancement of the business and affairs of the Company during the Employment Period, it being understood that the Chairman's employment hereunder is not intended to be full-time and that the Chairman may, consistent with the other provisions of this Agreement, pursue other business interests, including but not limited to the Chairman's current positions and activities in respect of Mindspeed Technologies, Inc., Skyworks Solutions, Inc., Jazz Semiconductor, Inc. and Pacific Mutual Holding Company, and may devote time to managing the Chairman's personal investments and to charitable and community activities.

      4. Place of Performance. During the Employment Period, the Chairman's primary place of employment and work location shall be Newport Beach, California, except for reasonable travel on Company business and as otherwise consented to by the Chairman.

      5. Compensation.

      (a) Base Salary. During the Employment Period, the Company shall pay to the Chairman an annual base salary (the "Base Salary"). During the first twelve-months of the Employment Period, the Base Salary shall be $575,000. During the second and third years of the Employment Period, the Base Salary shall be $100,000. Thereafter, the Base Salary shall be determined by the Board or the Compensation and Management Development Committee of the Board (the "Compensation Committee") no less frequently than annually and may be increased (but not decreased) at the discretion of the Board or the Compensation Committee. If the Chairman's Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. The Base Salary shall be payable monthly or in such other installments as shall be consistent with the Company's payroll procedures in effect from time to time.

      (b) Bonus. (i) The Chairman shall be eligible for an annual performance bonus for the fiscal year ending October 1, 2004 in an amount to be determined by the Board or the Compensation Committee multiplied by a fraction, the numerator of which is the number of days in the fiscal year ending October 1, 2004 that have elapsed as of the Effective Date and the denominator of which is
365. Any such bonus shall be payable at the same time as annual performance bonuses for the fiscal year ending October 1, 2004 are paid to senior executives of the Company. Thereafter the Chairman shall be eligible to earn such annual performance bonuses, if any, as the Board or the Compensation Committee shall in its sole discretion determine.

            (ii) In addition to any annual performance bonus payable under this
Section 5(b), the Company shall pay to the Chairman a lump-sum cash bonus in the amount of $718,750 within 14 days after the Effective Date.

      (c) Equity Compensation. On or about the Effective Date, the Company shall grant to the Chairman options to purchase 125,000 shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), with an exercise price equal to the fair market value of the Company Common Stock on the date of grant. Such options shall become fully vested on the first anniversary of the Effective Date. For the second and third years of the Employment Period, the Company shall grant to the Chairman equity awards of a type the same as, and in an amount equal to two times the amount of, the equity awards granted to non-employee members of the Board during such periods. Thereafter, the Company shall grant to the Chairman such equity awards as the Board or the Compensation Committee shall determine. All outstanding unvested equity awards granted to the Chairman before or after the date of this Agreement shall continue to vest during the Employment Period.

      (d) Benefits. Subject to the provisions of the next following sentence in respect of executive perquisites, during the Employment Period the Chairman will be entitled to all benefits afforded employees of the Company, including but not limited to health, dental and life insurance, disability and 401(k) plan participation, provided that the Chairman will not accrue vacation after the Effective Date and all of the Chairman's accrued and unused vacation as of the Effective Date will be paid to the Chairman on or about the Effective Date. During the first eighteen months of the Employment Period, the Chairman will also be entitled to all executive perquisites (including but not limited to financial planning, health club reimbursement and airline clubs) made available to senior executives of the Company. Thereafter, the Chairman will be entitled to all perquisites made available to non-employee members of the Board. Without limiting the foregoing, for at least the first eighteen months of the Employment Period, the Chairman will be entitled to maintain his current executive office configuration and administrative support. Nothing contained in this Agreement shall prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the

Chairman as long as such modifications are Company-wide modifications that affect all similarly situated employees of the Company.

            (e) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Chairman under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

      6. Expenses. The Chairman is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Chairman's duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company shall promptly reimburse the Chairman for all such expenses upon periodic presentation by the Chairman of an accounting of such expenses on terms applicable to senior executives of the Company.

      7. Confidentiality; Work Product.

            (a) Information. The Chairman acknowledges that the information, observations and data obtained by the Chairman concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Chairman's performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates and their predecessors of which the Chairman becomes aware during such period. Therefore, the Chairman agrees that the Chairman will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Chairman's own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without the Board's consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Chairman's acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Chairman agrees to deliver to the Company at the termination of the Chairman's employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Chairman may then possess or have under the Chairman's control.

            (b) Intellectual Property. The Chairman acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates and their predecessors that are conceived, developed, made or reduced to practice by the Chairman while employed by the Company or any of its predecessors ("Work Product") belong to the Company, and the Chairman hereby assigns, and agrees to assign, all of the Chairman's rights, title and interest in and to the Work Product to the Company. Any copyrightable work ("Copyrightable Work") prepared in whole or in part by the Chairman in the course of the Chairman's work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a "work made for hire," the Chairman hereby assigns and agrees to assign to the Company all the Chairman's rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work. The Chairman shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

      (c) Enforcement. The Chairman acknowledges that the restrictions contained in this Section 7 are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Chairman agrees that in the event of a breach or threatened breach by the Chairman of the provisions of this Section 7, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Chairman from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Chairman.

      8. Termination of Employment. Any termination of the Employment Period by the Company or the Chairman shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period shall take effect on the Date of Termination. The Employment Period shall be terminated under the following circumstances:

      (a) Death. The Employment Period shall terminate upon the Chairman's death;

      (b) By the Company. The Company may terminate the Employment Period (i) if the Chairman shall have been unable to perform all of the Chairman 's duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a "Disability"); or (ii) with or without Cause; provided, however, that with respect to any termination by the Company during the first two years after the Effective Date, any purported termination by the Company of the Chairman's employment hereunder for any reason shall only be effective upon the affirmative vote of directors constituting at least seventy-five percent of the then current members of the full Board, after a duly constituted meeting of the Board held to consider such matter, with reasonable advance notice to the Chairman that such Board meeting is to occur, and with an opportunity provided to the Chairman to be represented at such Board meeting with counsel (and, after such period, such termination shall be effectuated upon a simple majority vote of the Board); or

      (c) By the Chairman. The Chairman may terminate the Employment Period at any time for Good Reason or without Good Reason.

      9. Compensation upon Termination.

      (a) Death. If the Employment Period terminates as a result of the Chairman's death, the Company shall promptly pay to the Chairman's estate, or as may be directed by the legal representatives of such estate, after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Chairman has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d), and the Company shall have no further obligations to the Chairman under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Chairman).

      (b) Disability. If the Company terminates the Employment Period because of the Chairman's Disability, the Company shall promptly pay to the Chairman after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Chairman has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d), and the Company shall have no further obligations to the Chairman under this

Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Chairman).

      (c) By the Company for Cause; By the Chairman Without Good Reason. If the Company terminates the Employment Period for Cause or if the Chairman terminates the Employment Period without Good Reason, the Company shall promptly pay to the Chairman after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Chairman has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d). If after the first anniversary of the Effective Date the Chairman terminates the Employment Period without Good Reason, all unvested options to purchase Company Common Stock and shares of restricted Company Common Stock held by the Chairman shall become fully vested and, in the case of options, fully exercisable on the Date of Termination, and the Chairman shall be entitled to exercise all such options until the second anniversary of the Date of Termination. Other than as set forth herein, the Company shall have no further obligations to the Chairman under this Agreement or otherwise (other than pursuant to any employee benefit plan).

      (d) By the Company Without Cause; By the Chairman for Good Reason. If during the first twelve months following the Effective Date the Company terminates the Employment Period other than for Cause, Disability or death, or the Chairman terminates the Employment Period for Good Reason, (i) the Company shall promptly pay to the Chairman after the Date of Termination a cash lump sum equal to (A) any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Chairman has accrued and is entitled to as of the Date of Termination; (B) any unpaid Base Salary for the remainder of the twelve month period commencing on the Effective Date; (C) any unpaid target bonus for the fiscal year immediately prior to the year in which the Date of Termination occurs; (D) any unpaid target bonus for the fiscal year in which the Date of Termination occurs; and (E) an additional payment of $200,000; and (ii) the Company shall continue to provide benefits and perquisites pursuant to Section 5(d) to the Chairman for the remainder of the twelve-month period commencing on the Effective Date (or, to the extent such benefits and perquisites cannot be so provided, the Company shall make a cash payment to the Chairman in an amount sufficient (on an after-tax basis) to allow the Chairman to obtain comparable benefits for such period), unless and until the Chairman receives any such or similar benefits and perquisites while employed in any capacity by any other employer during such twelve-month period. If after the first twelve months following the Effective Date the Company terminates the Employment Period other than for Cause, Disability or death, or the Chairman terminates the Employment Period for Good Reason, the Company shall promptly pay to the Chairman after the Date of Termination a cash lump sum equal to (1)
any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Chairman has accrued and is entitled to as of the Date of Termination; (2) any unpaid target bonus for the fiscal year immediately prior to the year in which the Date of Termination occurs; and (3) an additional payment of $200,000. If at any time during the Employment Period the Company terminates the Employment Period other than for Cause, Disability or death or the Executive terminates the Employment Period for Good Reason, all unvested options to purchase Company Common Stock and shares of restricted Company Common Stock held by the Chairman shall become fully vested and, in the case of options, fully exercisable on the Date of Termination, and the Chairman shall be entitled to exercise all such options until the sixth anniversary of the Effective Date or, if later, until the second anniversary of the Date of Termination. Other than as set forth herein, the Company shall have no further obligations to the Chairman under this Agreement or otherwise (other than pursuant to any employee benefit plan).

      If requested by the Company, the Chairman will execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any benefits under this Section 9(d). Nothing in this Section 9(d) shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of the Chairman to the Company or others for any action or omission by the Chairman, including without limitation any actions which formed the basis for termination of the Chairman's employment for Cause.

      (e) Liquidated Damages. The parties acknowledge and agree that damages suffered by the Chairman as a result of termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the payments and benefits provided pursuant to Section 9(d) shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Chairman agrees that, except for such other payments and benefits to which the Chairman may be entitled as expressly provided by the terms of this Agreement or any applicable Company plan, such liquidated damages shall be in lieu of all other claims that the Chairman may make with respect to termination of the Chairman's employment, the Employment Period or any such breach of this Agreement. In no event shall the

Chairman be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Chairman under any of the provisions of this Agreement, and, except as specifically provided in clause (ii) of
Section 9(d), such amounts shall not be reduced whether or not the Chairman obtains other employment.

      10. Noncompetition and Nonsolicitation.

      (a) Noncompetition. THIS SECTION 10(a) SHALL HAVE NO FORCE OR EFFECT, AND SHALL NOT BE DEEMED A PART OF THIS AGREEMENT, DURING ANY AND ALL PERIODS IN WHICH THE CHAIRMAN PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN THE STATE OF CALIFORNIA, BUT SHALL BECOME IMMEDIATELY EFFECTIVE IF AND TO THE EXTENT THE CHAIRMAN PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. The Chairman acknowledges that in the course of the Chairman's employment with the Company and its Affiliates and their predecessors, the Chairman has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates and their predecessors, that the Chairman's services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company's ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of the Chairman. Therefore, and in further consideration of the compensation being paid to the Chairman hereunder, the Chairman agrees that, during the Employment Period and for a period of twelve months following the Chairman's termination of employment with the Company for any reason other than a termination of employment in which
Section 9(d) hereof applies (in which case the restrictions set forth in this Section 10 shall not apply) (the "Restricted Period"), the Chairman shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Affiliates, in any country where the Company or its Affiliates conducts business; provided, however, that passive investments amounting to no more than three percent of the voting equity of a business and the Chairman's other current positions and activities described in Section 3 shall not be prohibited hereby.

      (b) Nonsolicitation. During the Restricted Period, the Chairman shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof; or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

      (c) Enforcement. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 10 shall be deemed illegal by any jurisdiction, the provisions in this Section 10 shall be deemed ineffective within such jurisdiction. Because the Chairman's services are unique and because the Chairman has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Chairman of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

      11. Certain Additional Payments by the Company.

      (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Chairman (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Chairman with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Chairman shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Chairman of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Chairman retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11(a), if it shall be determined that the Chairman is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Chairman such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Chairman and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

      (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized public accounting firm agreed to by the Chairman and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Chairman within 15 business days of the receipt of notice from the Chairman that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group (other than the Company) effecting the change of control resulting in an Excise Tax, the Chairman shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Chairman within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Chairman. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and the Chairman thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Chairman.

      (c) The Chairman shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Chairman is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Chairman shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Chairman in writing prior to the expiration of such period that it desires to contest such claim, the Chairman shall:

      (i) give the Company any information reasonably requested by the Company relating to such claim,

      (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

      (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

      (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Chairman harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Chairman to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Chairman agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Chairman to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Chairman, on an interest-free basis and shall indemnify and hold the Chairman harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Chairman with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Further, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Chairman shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by the Chairman of an amount advanced by the Company pursuant to Section 11(c), the Chairman becomes entitled to receive any refund with respect to such claim, the Chairman shall (subject to the Company's complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Chairman of an amount advanced by the Company pursuant to

Section 11(c), a determination is made that the Chairman shall not be entitled to any refund with respect to such claim and the Company does not notify the Chairman in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      12. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

      (a)   If to the Company:

            Conexant Systems, Inc.
            4000 MacArthur Boulevard, West Tower
            Newport Beach, CA  92660
            Fax:  (949) 483-9475
            Attention:  Dennis E. O'Reilly, Senior Vice President, Chief Legal
                        Officer and Secretary

      (b)   If to the Chairman:

at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

      14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11 and 12 shall survive the termination of employment of the Chairman. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

      15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Chairman's death, the personal representative or legatees or distributees of the Chairman's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Chairman hereunder; and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder shall inure to the benefit of, and shall be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.

      16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

      17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.

      18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (but not including the choice of law rules thereof).

      20. Entire Agreement. Except as otherwise provided in this Section 20, this Agreement constitutes the entire agreement between the parties respecting the employment of the Chairman and replaces and supersedes the Replaced Agreements upon commencement of the Employment Period, there being no representations, warranties or commitments between the parties except as set forth herein.

Notwithstanding any other provision of this Agreement to the contrary, the Continued Agreement shall remain in full force and effect in accordance with its terms, and in the event of any conflict between this Agreement and the Continued Agreement, the agreement with terms more favorable to the Chairman will control, without duplication. The Chairman agrees and acknowledges that following the Effective Time, the Chairman shall have no rights under the Replaced Agreements and shall have no claim against the Company or any of its Affiliates or predecessors with respect to the Replaced Agreements.

      21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

      22. Legal Expenses. The Company shall pay or reimburse the Chairman for reasonable attorneys' fees incurred by the Chairman in connection with the negotiation of this Agreement and the Chairman's commencement of employment hereunder.

      23. Definitions.

      "Affiliate" means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Board" means the board of directors of the Company.

      "Cause" means (i) the Chairman's indictment or conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates; (ii) the Chairman's substantial and repeated failure to perform duties of the office held by the Chairman as reasonably directed by the Board, if such failure is not cured within thirty days after the Chairman receives written notice thereof; (iii) gross negligence or willful misconduct in the performance of the Chairman's duties which materially injures the Company or its reputation; or (iv) the Chairman's willful breach of the material covenants of this Agreement.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Date of Termination" means (i) if the Chairman's employment is terminated by the Chairman's death, the date of the Chairman's death; (ii) if the Chairman's employment is terminated because of the Chairman's Disability, thirty days after Notice of Termination, provided that the Chairman shall not have returned to the performance of the Chairman's duties on a full-time basis during such thirty-day period; (iii) if the Chairman's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; or (iv) if the Chairman's employment is terminated during the Employment Period for any other reason, the date on which Notice of Termination is given.

      "Good Reason" means, in the absence of a written consent of the Chairman:
(i) the assignment to the Chairman (other than an isolated, insubstantial or inadvertent assignment not occurring in bad faith) of any duties inconsistent with, or material reduction in or material change of, the Chairman's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 and which is not remedied by the Company within ten days after receipt of notice thereof given by the Chairman; (ii) any failure by the Company to comply with any of the provisions of Section 5, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within ten days after receipt of notice thereof given by the Chairman; or (iii) the Company's requiring the Chairman to be based at any office or location more than fifty miles from that identified in Section 4.

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

                                    CONEXANT SYSTEMS, INC.


                                    By: /s/ Michael H. Vishny
                                        ---------------------------------------
                                        Name:  Michael H. Vishny
                                        Title: Senior Vice President,
                                               Human Resources

                                    DWIGHT W. DECKER


                                    /s/ Dwight W. Decker
                                    -------------------------------------------

                                                                      APPENDIX I

                Summary of Chairman's Roles and Responsibilities

BOARD OPERATIONS

      1) Provides leadership to the Board and presides over meetings of the Board.

      2) Works with the Board Governance and Composition Committee to establish procedures to govern the Board's work, and guidelines for Board membership and conduct, and to ensure that each director is making a significant contribution.

      3) Works with the Board Governance and Composition Committee to ensure proper committee structures, including the assignment of committee chairs and committee members.

      4) Organizes and sets the agenda for regular and special Board meetings based on input from senior management and other directors.

      5) Schedules meetings of the full Board and works with committee chairs to coordinate the schedule of meetings for committees.

      6) Helps ensure achievement of the Board's goals by assigning specific tasks to Board members.

LIAISON BETWEEN BOARD AND MANAGEMENT

      1)    Acts as a liaison between the Board and management.

      2) Ensures proper flow of information to the Board, reviewing adequacy and timing of documentary materials in support of management proposals.

      3) Ensures adequate lead time for effective review and discussion of Company business.

SHAREHOLDER COMMUNICATIONS

      1) Oversees the preparation and distribution of the Company's annual report and proxy materials distributed to shareholders.

      2)    Presides over annual meetings of shareholders.


EXTERNAL COMMUNICATIONS

      1) Together with the Chief Executive Officer, represents the Company to external constituents, including: shareholders; local communities; applicable industry association groups; educational institutions; and local, state and federal governments.